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                                 EXHIBIT 10.23
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                             Peter Blair Shalleck
                                Sandy Shalleck
                              56 Harrison Street
                            New Rochelle, NY 10801



The Strouse, Adler Company
78 Olive Street
New Haven, CT 06511


Re:  Obligations of PBS Enterprises Ltd.                       December 22, 1994
     Maggie Manufacturing Company Ltd.
     Davedan Properties Ltd.


Gentlemen:

     The undersigned are each directors and shareholders of PBS Enterprises Ltd., Maggie Manufacturing Company Ltd. and Davedan Properties Ltd. (the "PBS Parties") and, collectively, have the power to direct or cause the direction of the management and policies of each of the PBS Parties. We have reviewed the terms and provisions of the following agreements by and among you and the PBS Parties, all of even date herewith: the Option Agreement, the Exclusive Subcontracting Agreement and the Restrictive Covenant Agreement (the "Transaction Documents") and, as an inducement to you to enter into the Transaction Documents, hereby acknowledge and agree that each of the undersigned will take any and all necessary and appropriate actions whether as officers, directors or shareholders, including, but not limited to, voting his or her respective shares in the PBS Parties, to assure that the PBS Parties perform their obligations under the Transaction Documents and consummate the transactions contemplated thereby provided that you are not in default under the Transaction Documents. The undersigned further commit not to authorize, approve, ratify or suffer to occur any action or failure to take action by PBS, Maggie or Davedan which would frustrate the purposes of the Transaction Documents or which would restrict or prohibit the consummation of the transactions contemplated thereby. The commitment in this Paragraph is not intended to be, and shall not be, an assumption by either of the undersigned of any of PBS', Maggie or Davedan's representations, liabilities, obligations or indebtedness, whether under the Transaction Documents or otherwise.

     The undersigned hereby further acknowledge and agree that, in the event that any of the undersigned fails to perform his or her obligations hereunder, you will suffer irreparable harm for which money damages would be inadequate. Accordingly, in the event of any actual or threatened breach hereof by the undersigned, you shall be
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entitled to seek equitable remedies, including, without limitation, specific performance, a temporary restraining order or a permanent injunction, in any court of competent jurisdiction to prevent or otherwise restrain a breach hereof. In no event shall the undersigned be liable for any compensatory, consequential, exemplary or punitive damages.

     This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. Each of the undersigned hereby irrevocably consents to the in personam jurisdiction of the United States
                            -- --------
District Court for the District of Connecticut and consents to service of process by certified mail care of Stuart F. Gartner, Esq., Gartner & Bloom, P.C., 885 Second Avenue, New York, NY 10017. Any judgment rendered in any court to enforce this Letter Agreement may be actionable in Jamaica and none of the undersigned shall contest the same.

     Please acknowledge your acceptance of the foregoing in the space provided below.



/s/Peter Blair Shalleck                           /s/Sandy Shalleck
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Peter Blair Shalleck                              Sandy Shalleck


Accepted by:

THE STROUSE, ADLER COMPANY


/s/Graeme Caulfield
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By: Graeme Caulfield
Its: Vice Presidnet Operations